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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AquaVenture Holdings LLC:

        We consent to the use of our report dated May 13, 2016, with respect to the consolidated balance sheets of AquaVenture Holdings LLC as of December 31, 2014 and 2015, and the related consolidated statements of operations, members' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related consolidated financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                                                        /s/ KPMG LLP

Providence, Rhode Island
July 15, 2016

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM